Exhibit 10.24
SEPARATION AND GENERAL RELEASE AGREEMENT
This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and between Jeff Bradley (“Executive”) and Forterra, Inc. (the “Company”) and is effective as of the Effective Date (as defined herein). The Company and Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”
WHEREAS, Executive has been employed by the Company as its Chief Executive Officer pursuant to that certain Employment Agreement dated July 8, 2015 between Executive and HBP Pipe and Precast LLC (the “Employment Agreement”), which sets forth certain severance obligations and ongoing post-Employment restrictive covenants that survive termination of employment;
WHEREAS, LSF9 Concrete Holdings Ltd, a private limited company incorporated under the laws of the Bailiwick of Jersey (“Concrete Holdings”) previously established the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan (as amended, supplemented, restated, or otherwise modified, the “LTIP”), in accordance with which Executive and Concrete Holdings entered into that certain Award Agreement dated July 8, 2015 (as amended, supplemented, restated or otherwise modified, the “Award Agreement”);
WHEREAS, pursuant to that certain Assignment and Assumption Agreement dated as of October 14, 2016, Concrete Holdings assigned and transferred all rights, title, interest and certain obligations in and under the LTIP to the Company, and after such date the Company maintains the LTIP;
WHEREAS, the Parties have determined that it is in their mutual best interests for Executive’s service with the Company and its affiliates to terminate on the terms and conditions set forth herein; and
WHEREAS, Executive and the Company wish to resolve all matters related to Executive’s employment with the Company and the cessation thereof, the LTIP and the Award Agreement, on the terms and conditions expressed in this Agreement.
NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:
1.    Resolution of Disputes. The Parties have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any and all potential disputes concerning Executive’s service with the Company, the cessation thereof, the LTIP and the Award Agreement (the “Disputes”). The Parties desire to resolve the Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims. For these reasons, they have entered into this Agreement.
2.    Separation Date. Executive and the Company agree that Executive’s employment with the Company has ceased effective at 11:59 p.m. central time on June 30, 2019 (the “Separation Date”), and that the Company will deem such cessation to be a termination without Cause (as defined under the Employment Agreement). In connection with such cessation, Executive has resigned from all positions Executive held with the Company and any of its affiliates, including his position on the Company’s Board of Directors, in each case effective on or prior to the Separation Date.

3.    Payments and Benefits.
3.1 Accrued Rights. Executive shall be entitled to payment of the Accrued Rights (as defined in the Employment Agreement), in each case at the time and in the manner set forth in the Employment Agreement.
3.2 Separation Pay. Conditioned upon Executive’s execution and delivery of this Agreement (including the General Release (as defined below) that forms a material part of this Agreement) within the 21-day period that immediately follows the Separation Date, Executive’s non-revocation of this Agreement and Executive’s continued compliance with his obligations under Section 6 of the Employment Agreement, the Company shall provide Executive with the following payments and benefits:
a.    Payment of $875,000, which amount shall be subject to all applicable taxes and withholdings and shall be payable in accordance with the Company’s customary payroll practices, in a lump sum within fourteen (14) days following the Effective Date of this Agreement (as defined herein);
b.    Payment of $1,750,000, which represents one year of Executive’s current base salary plus Executive’s target Performance Bonus (as defined in the Employment Agreement), which amount shall be subject to all applicable taxes and withholdings and shall be payable in accordance with the Company’s customary payroll practices, in a lump sum within fourteen (14) days following the Effective Date of this Agreement, in satisfaction of all obligations under Sections 5(c)(1) and (3) of the Employment Agreement;
c.    Payment of $433,904, which represents Executive’s annual bonus for calendar year 2019 (assuming target performance for such year) pro-rated based on the number of days from January 1, 2019 through the Separation Date, which amount shall be subject to all applicable taxes and withholdings and shall be payable in accordance with the Company’s customary payroll practices within fourteen (14) days following the Effective Date of this Agreement, in satisfaction of all obligations under Section 5(c)(2) of the Employment Agreement;
d.    Reimbursement of the cost of COBRA premiums for Executive’s and his dependents’ coverage under the Company’s group insurance plans for up to one year following the Separation Date, provided Executive timely elects and receives such coverage under such plans;
e.    Reimbursement of Executive’s documented legal fees incurred in connection with the termination of his employment and the negotiation of this Agreement, in an amount not to exceed $7,500, which amount shall be paid in a lump sum within fourteen (14) days following the Effective Date of this Agreement; and
f.    Executive may retain his cellular phone and contacts; provided that the Company shall first remove all confidential and proprietary information from such device.
Notwithstanding any of the foregoing, the Company shall not be obligated to make any of the payments or provide any of the benefits set forth in this Section 3.2 in the event Executive violates any of the obligations under this Agreement or Section 6 of the Employment Agreement and Executive shall be obligated to promptly return to the Company the gross amount of any amounts previously paid under this Section 3.2. By executing this Agreement, Executive acknowledges and agrees that the acceptance of the payments and benefits set forth in this Section 3.2 and attendant obligations as described in this Agreement is in consideration of Executive’s promises and undertakings as set forth in this Agreement, and that if Executive violates any of the requirements and prohibitions set forth in this Agreement or

Section 6 of the Employment Agreement, Executive forfeits and has no right to the payments or benefits set forth in this Section 3.2 and Executive shall be obligated to promptly return to the Company the gross amount of any amounts previously paid under this Section 3.2.
3.3 LTIP. The Parties acknowledge and agree that Executive shall retain his 105,000 vested Pool Units granted to him under the Award Agreement and the LTIP until July 8, 2021 and shall remain entitled to all payments due to Executive in connection with any Liquidity Event (as defined in the LTIP) occurring on or before July 8, 2021 with respect to such vested Pool Units. Any payments due under the LTIP shall be made in accordance with the terms and conditions of the Award Agreement and the LTIP. Executive acknowledges that all other Pool Units which are unvested as of the Separation Date under the Terms of the Award Agreement shall be cancelled and forfeited without the payment of any additional consideration therefore as of the Separation Date.
3.4 Equity Awards. Executive’s vested equity awards in the Company shall be governed by the terms of the applicable award agreements pertaining thereto and the terms of the Company’s equity plans (including any applicable post-termination exercise period for vested stock options). Executive acknowledges and agrees that all other equity awards that he holds in the Company which are unvested as of the Separation Date under the terms of such awards shall be cancelled and forfeited without the payment of any additional consideration therefor as of the Separation Date.
3.5 No Other Benefits. Except as provided in Sections 3.1, 3.2 and 3.3 of this Agreement, Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or the cessation thereof. Executive further acknowledges and agrees that Executive has received all compensation and benefits owed to him and that the Company or its affiliates do not owe any additional compensation or benefits, including but not limited to salary, wages, bonus, accrued time off, reimbursement for expenses, or any other alleged entitlement or benefit, other than as set forth in Sections 3.1, 3.2 and 3.3. Further, Executive agrees that, in connection with any appointments on management and advisory boards for the Company and any affiliates of the Company, and for any tasks performed in connection therewith, Executive shall not be entitled to any further remuneration and/or any other benefits.
3.6 No Representations as to Taxation. The Company makes no representations regarding the taxability or legal effect of the payments described in this Agreement, and Executive is not relying on any statement or representation of the Company in this regard. Executive will be solely responsible for the payment of any taxes assessed on the payments made hereunder.
4.    General Release.
a.    In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement and subject to the Company’s execution and delivery of this Agreement in the space provided below, Executive, on behalf of himself and his agents, heirs, executors, successors and assigns (collectively, the “Executive Parties”), knowingly and voluntarily releases, remises, and forever discharges the Company, LSF9 Concrete Mid-Holdings Ltd., LSF9 Concrete Holdings Ltd., LSF9 Concrete Ltd., Lone Star Fund IX (U.S.), L.P. and, to the extent that they could be liable in respect of their positions with any of the foregoing, each of their respective parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, partners, shareholders, attorneys, agents, representatives and employees, and each of their respective affiliates, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (each a “Company Released Party” and, collectively, the “Company Released Parties”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (collectively, the “Claims”), including but not limited to those which Executive ever had, now has, or may hereafter claim to have against the Company Released Parties by reason of any matter, cause or thing whatsoever arising out of or connected with Executive’s employment with, or separation or termination from, the Company from the beginning of time to the time he signs this Agreement (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Executive’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Company Released Parties and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company or any Company Released Party.
b.    Executive intends that this General Release extend to any and all Claims of any kind or character related to, arising out of or connected with Executive’s employment with, or separation and termination from, the Company, and Executive, on behalf of himself, his agents, heirs, executors, successors and assigns, therefore expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims.
c.    Except as provided in Section 3.2 above, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising under the Employment Agreement, and no further sums are owed to him by the Company or by any of the other Company Released Parties at any time under the Employment Agreement.
d.    Executive represents and warrants that Executive has not filed, and Executive will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Company Released Party, concerning any event occurring prior to the signing of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as prohibiting Executive from filing a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”) or limits Executive’s ability provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. Furthermore, if Executive makes a confidential disclosure of any trade secret or confidential information of the Company to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, Executive will not be held liable under this Agreement, the Employment Agreement, the Award Agreement, or under any federal or state trade secret law for such a disclosure. Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Company Released Parties.
e.    Nothing in this Section 4 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement or the Employment Agreement (other than the Claims released hereunder) or any other agreement unrelated to his employment hereunder between the Company and any of the Company Released Parties, (ii) Executive’s rights, if any, to any benefits as of Executive's last day of employment with the Company under the terms of an employee compensation or benefit plan, program or agreement in which Executive is a participant, including without limitation under the LTIP, (iii) Executive’s rights to indemnification under any indemnification agreement he has with the Company or any other Company Released Party, under the Employment Agreement and/or under the Company’s or any Company Released Party’s charter or bylaws, or to whatever coverage Executive may have under the Company’s or any Company Released Party’s directors’ and officers’ insurance policy for acts and omissions when Executive was an officer or director of the Company or of any Company Released Party, or (iv) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.
f.    Executive hereby represents and warrants to the Company Released Parties that Executive is the sole owner of any Claims that Executive may now have or in the past had against any of the Company Released Parties and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.
5.    Return of Property. Executive represents and warrants that as of the Effective Date he has returned to the Company all property of the Company in whatever form in accordance with the terms of Section 5(g) of the Employment Agreement.
6.    Cooperation. Executive agrees to make himself available as reasonably requested by the Company, and after reasonable advance notice that shall not materially interfere with Executive’s other commitments, with respect to, and to use reasonable best efforts to cooperate in conjunction with any litigation, arbitration, inquiry, investigation (internal or external), proceeding, or dispute of any kind arising from or relating to events that occurred during Executive’s employment with the Company and its affiliates (whether such litigation, arbitration, inquiry, investigation, proceeding or dispute is currently pending or subsequently initiated) involving the Company or any affiliate of the Company including providing interviews, testimony and preparing to provide testimony if so requested by the Company. Such cooperation obligations shall extend, without limitation to the following ongoing matters: Vuoncino v. Forterra, Inc., et al., In Re Forterra, Inc. Securities Litigation, Maloney v. Bradley, et al., Lee v. Bradley, et al., and the ongoing dispute with HeidelbergCement related to the payment of an earnout. Executive shall be entitled to reimbursement for any reasonable travel and other expenses incurred in connection with such cooperation. Nothing in this Agreement is intended to modify the rights and obligations of the Company or Executive under the Indemnification Agreement he has entered into with the Company, and Executive is expressly entitled to continued indemnification by the Company under and in accordance with the terms of such agreement.
7.    Reemployment. Executive acknowledges in consideration of the payments and benefits described in Section 3.2 of this Agreement, that as of the date of Executive’s execution of this Agreement, Executive does not intend to seek and will not seek to be rehired by the Company or any of the other Company Released Parties. Executive further acknowledges and agrees that should Executive seek rehire with the Company or any of the other Company Released Parties in the future, and the Company or any of the other Company Released Parties does not offer Executive employment, that refusal to offer employment is in no way discriminatory or retaliatory.
8.    Covenants. In consideration of the payments set forth in this Agreement, Executive reaffirms the covenants made in Section 6 of the Employment Agreement, which are incorporated herein by reference. As the sole exception to the exclusive arbitration provision in Section 11 of the Employment Agreement, Executive agrees that the Company may enforce the obligations of those covenants by injunctive action in the state or federal courts of Dallas County, Texas without prior notice and without posting bond, to the maximum extent permitted by law, and Executive hereby irrevocably consents to jurisdiction of such courts.
9.    Consultation with Attorney: Voluntary Agreement. Executive understands and agrees that he is under no obligation to consent to the General Release set forth in Section 4 above. Executive acknowledges and agrees that the payments set forth in Section 3.2 of this Agreement and the prior provision by the Company of Confidential Information to Executive are sufficient consideration to require him to abide with his obligations under this Agreement and Section 6 of his Employment Agreement, including but not limited to the General Release set forth in Section 4 herein. Executive represents and agrees that Executive (i) is not relying upon any statements, understandings, representations, expectations or agreements other than those expressly set forth in this Agreement; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge and the advice of his own legal counsel; (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; (iv) has read and understands the terms and effect of this Agreement and that this Agreement contains the full and final release of all claims against the Company and the Company Released Parties; (v) is entering into this Agreement knowingly and voluntarily; (vi) is not, and would not be, otherwise entitled to the payments or benefits described herein but for his undertakings and agreements set forth herein; (vii) is hereby advised to consult with an attorney before signing this Agreement; and (viii) the only consideration for him signing this Agreement are the terms stated herein and no other promises or representation of any kind have been made by any person or entity whatsoever to cause him to sign this Agreement.
10.    Revocation Rights. Executive acknowledges that this Agreement includes a waiver of any rights and claims arising under the ADEA and the Older Workers Benefit Protection Act (the “ADEA Release”). Executive acknowledges that the consideration that Executive is receiving in exchange for this waiver of the rights and claims specified in this Agreement exceed anything of value to which Executive is already entitled. Executive acknowledges that Executive was advised in writing to consult with an attorney prior to executing this Agreement. Executive represents and agrees that Executive fully understands the right to discuss all aspects of this Agreement with legal counsel, and to the extent Executive has deemed it appropriate, Executive has fully availed himself of this right. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 4 above, although he may sign and return it sooner if he so desires. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement (the “Effective Date”).

Executive further acknowledges and agrees that, in the event that he revokes this Agreement, it shall have no force or effect, and he shall have no right to receive any payments or benefits pursuant to Section 3.2 hereof.
11.    Governing Law; Dispute Resolution. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof. Any dispute arising hereunder shall be governed by the arbitration provision set forth in Section 11 of the Employment Agreement.
12.    Entire Agreement. This Agreement, the LTIP, the Award Agreement, and those provisions of the Employment Agreement that survive termination of Executive’s employment, including Section 6 thereof, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. For the avoidance of doubt, both parties expressly reaffirm their obligations under Section 6 of the Employment Agreement. Executive agrees that he is not relying on any representations outside this Agreement, such surviving provisions, the LTIP, or the Award Agreement.
13.    Section 409A. The Parties intend that the payments and entitlements provided hereunder be exempt from or in compliance with Section 409A of the Internal Revenue Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. The payments to Executive pursuant to this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), Executive and the Company shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Treasury regulation §1.409A-1(h).
14.    Amendment. This Agreement may be modified or amended only by a written instrument signed by Executive and by an expressly authorized representative of the Company.
15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.    Successors and Assigns. This Agreement shall inure to the benefit of the Company and each of its successors and assigns. Executive shall not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.
17.    Drafting. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.
18.    Headings. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.
19.    Notices. All notices required by this Agreement must be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.
20.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: June 30, 2019                 /s/ Jeff Bradley
Jeff Bradley

Dated: June 30, 2019                Forterra, Inc.
By: /s/ Lori M. Brown
Name: Lori M. Brown
Title: Executive Vice President & General Counsel

 By executing this Agreement in the space above and delivering it to Executive, the Company (for and on behalf of its affiliates and assigns) hereby releases and forever discharges the Executive and the Executive Parties from any Claims (as defined above, mutatis mutandis) which the Company may have against the Executive Parties related to, arising out of or connected with the Executive’s employment with, or separation or termination from, the Company. The Company (for and on behalf of its affiliates and assigns) hereby makes, for the benefit of the Executive Parties, the representations and warranties and acknowledgements set forth in Sections 4(b) and 4(e) of this Agreement, mutatis mutandis. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not relinquish, diminish, or in any way affect any of the Company’s (or its affiliates’ and assigns’) rights or claims arising out of any breach by the Executive after the date hereof of the Employment Agreement if and to the extent those rights, in each case by their specific terms, survive termination of Executive’s employment with the Company nor to enforce the terms of this Agreement or any other agreement between the Executive and the Company unrelated to his employment with any Company Released Party.